Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL:	LANC
Wednesday, August 20, 2008	TRADED:	Nasdaq
LANCASTER COLONY CONTINUES HIGHER CASH DIVIDEND;
SETS ANNUAL MEETING TIME AND DATE
     COLUMBUS, Ohio, Aug. 20—Lancaster Colony Corporation (Nasdaq: LANC) announced today that its Board of Directors has declared a quarterly cash dividend of 28 cents per share on the company’s common stock, payable September 30, 2008 to shareholders of record on September 10, 2008. The dividend continues at the higher level set nine months ago when the company marked 45 consecutive years of increasing regular cash dividends each year. Lancaster Colony is one of only 21 U.S. companies to have increased regular cash dividends each year for 45 years.
     The board also set the annual meeting of shareholders for 11:00 a.m. Monday, November 17, 2008 at The Hilton Columbus at Easton, 3900 Chagrin Drive, Columbus, Ohio 43219. The record date for shareholders entitled to vote at the meeting is Friday, September 19, 2008.
     John B. Gerlach, Jr., chairman and chief executive officer of Lancaster Colony, said, “The dividend reflects the company’s continued strong financial position and will be the 181st consecutive quarterly cash dividend paid by the company since September 1963.” He noted that the indicated annual payout for the current fiscal year ending June 30, 2009 is $1.12. Common shares currently outstanding are approximately 28,247,000.
     We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release may contain various “forward—looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements. Actual results may differ as a result of factors over which we have no, or limited, control. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements. More detailed statements regarding significant events that could affect our financial results are included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.
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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO Lancaster Colony Corporation Phone: 614/224-7141 -or- Investor Relations Consultants, Inc. Phone: 727/781-5577 or E-mail: lanc@mindspring.com